Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-3 of our report dated February 10, 2023 with respect to our audit of the consolidated statement of Aurelion Inc. (formerly known as Prestige Wealth Inc.) for the year ended September 30, 2022, appearing in the Annual Report on Form 20-F of Aurelion Inc. for the year ended September 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

December 19, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.cn